Exhibit 99.1

Encore Capital Group Announces Expansion in U.K. through Purchase of Marlin Financial Services by Cabot Credit Management

- Acquisition Creates Market Leader in U.K.; Strengthens Encore’s Growth Position -

- Conference call scheduled for 9:00 a.m. Eastern -

SAN DIEGO – February 10, 2014 - Encore Capital Group, Inc. (Encore) an international specialty finance company (NASDAQ: ECPG), today announced that its subsidiary, U.K.-based Cabot Credit Management (Cabot), has acquired Marlin Financial Group (Marlin), a leader in the U.K. debt purchasing market, for a cash purchase price of £295 million (approximately $481 million). The transaction was fully financed by debt incurred by Cabot. Encore acquired a controlling stake in Cabot in July 2013.

Cabot’s acquisition of Marlin expands Encore’s strong presence in the high-growth U.K. and Irish markets, which together comprise the largest mature credit market in the world after the U.S. Together the two companies will create the largest unsecured debt buyer in the U.K., and the companies expect to generate substantial synergies that will drive profit growth in the near term, with future upside potential. The transaction is expected to be accretive to Encore’s 2014 earnings per share.

According to Ken Vecchione, Chief Executive Officer of Encore, the acquisition sends a clear signal that Encore will continue its purposeful expansion in order to capitalize on growth and consolidation opportunities both domestically and internationally. “As we have said before, our goal is to consistently deliver 15 percent growth in earnings per share. We plan to achieve this by focusing on three key areas: growing our existing businesses, including Propel and Cabot, expanding into new geographies, and diversifying into new asset classes. Cabot’s acquisition of Marlin aligns perfectly with this strategy.”

Marlin brings to Cabot over £350 million in Estimated Remaining Collections (ERC), as well as a robust, mature legal collections operation. With this litigation capability, Marlin is highly effective at collecting on non-performing debt, in which consumers have the ability to pay but are unwilling to do so. This is an ideal complement to Cabot’s success with collecting on semi-performing debt, where consumers have a high willingness to pay. By leveraging each other’s core strengths, Cabot and Marlin will expand their ability to collect on their respective portfolios, potentially creating a substantial uplift in ERC for current portfolios and generating additional liquidation on future purchases.

The acquisition will also accelerate Cabot’s growth into the secondary and tertiary asset classes, further expanding the addressable market. In addition, Encore, Cabot and Marlin have the opportunity to create further operational efficiencies by applying industry expertise and sharing their best practices in analytics, systems and technology, and a deep understanding of consumers.

“We are excited about the possibilities afforded by this acquisition and the platform for growth it creates in the U.K. market,” Vecchione continued. “Transactions like these allow us to deliver on our commitment to earnings growth. In addition, we are well positioned to capitalize on the growing trend toward consolidation in the U.K., just as we have in the U.S.”

Encore also announced that as part of the agreement, Ken Stannard, Marlin’s chief executive officer, has been appointed chief executive officer of Cabot, with Neil Clyne, Cabot’s current chief executive officer, stepping down to pursue other interests.

Transaction conference call

Encore also announced that it would host a conference call and slide presentation today at 9:00 a.m. ET to discuss the announcement. Members of the public are invited to access the live webcast via the Internet, by logging on at the Investor Relations page of Encore’s website at www.encorecapital.com. To access the live, listen-only telephone conference portion, please dial 877-670-9781 (U.S.) or 631-456-4378 (international).

For those who cannot listen to the live broadcast, a replay of the conference call and slide presentation will be available shortly after the call on the Investors section of Encore’s website. A telephonic replay will be available for seven days by dialing 800-585-8367 (US) or 404-537-3406 (international) and entering the conference number 89739680.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company providing debt recovery solutions for consumers and property owners across a broad range of assets. Through its subsidiaries, the Company purchases portfolios of consumer receivables from major banks, credit unions, and utility providers, and partners with individuals as they repay their obligations and work toward financial recovery. Through its Propel Financial Services subsidiary, the Company assists property owners who are delinquent on their property taxes by structuring affordable monthly payment plans and purchases delinquent tax liens directly from select taxing authorities. Through its Cabot Credit Management subsidiary in the United Kingdom, the Company is a market-leading acquirer and manager of consumer debt in the United Kingdom and Ireland. Encore’s success and future growth are driven by its sophisticated and widespread use of analytics, its broad investments in data and behavioral science, the significant cost advantages provided by its highly efficient operating model and proven investment strategy, and the Company’s demonstrated commitment to conducting business ethically and in ways that support its consumers’ financial recovery.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P SmallCap 600, and the Wilshire 4500. More information about the Company can be found at www.encorecapital.com.

Encore Capital Group’s website and the information contained therein, is not incorporated into and is not a part of this press release.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including its most recent report on Form 10-K and its subsequent reports on Form 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Encore Investor Relations

Paul Grinberg

Tel 858-309-6904

paul.grinberg@encorecapital.com

Adam Sragovicz

Tel 858-309-9509

adam.sragovicz@encorecapital.com

Encore Media Relations

Katie Lilley, Hillenby

Tel 703-722-3061

katielilley@hillenby.com